JORC Report exceeds initial estimates, 204 Million Tonnes Inferred Resource

Tuesday June 12, 8:30 am EST

KAL Energy, Inc today published a JORC Code Compliant Resource Statement on the exploration results of the previously announced $2 million Phase 1 Exploration program on KAL Energy’s Thermal Coal Project in East Kalimantan, Indonesia. Highlights from the report include:

•	204 Million tonnes (Mt) Inferred Resource, exceeding previous geological estimates by 12Mt.

•	Confirmation of the coal quality being very low sulphur and low ash

•	Primary Thick seam expressing at surface through large areas of the block

•	Discovery of additional seams, yet to be quantified.

"We are delighted to report not only the upgrading our geological estimates to a JORC Code ‘Inferred Resource’ status, but also the increase in the resource size. This report exceeds our expectations of the Phase 1 Exploration Program." stated Mr. Laith Reynolds, KAL Energy's Chairman.

"The KAL team is extremely happy with the results of the Phase 1 Program. A resource of this scale is a great base on which to build a coal production company. We are now shifting our focus from the exploration to the development of this resource." added Mr. Andrew Caminschi, KAL Energy Executive Director.

Mr. Cameron Reynolds, KAL Energy CEO, stated “This is a fantastic result for the company. We have delivered a JORC Resource Statement that demonstrates the conservative and accurate nature of our initial geological estimate. Furthermore, this report also demonstrates the team’s ability to deliver on time and on budget. We announced this program at the start of March, and three short months later, the team has delivered a phenomenal result in exceeding our resource target.”

The recently completed $2 million Phase I Exploration Program, included over 5600 meters of extensive drilling, including over 230 holes, as well as trenching, sampling and mapping of known geological structures, and exploration for unknown structures.

The results of the program are detailed in the JORC Code Compliant Resource Statement.

The Australasian Joint Ore Reserves Committee (JORC) is the governing body of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code). The JORC Code provides minimum standards for public reporting to ensure that investors and their advisers have all the information they would reasonably require for forming a reliable opinion on the results and estimates being reported. For more information see the JORC website at www.jorc.org

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a main transportation system for transporting coal to nearby markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With one of the world's largest thermal coal exporters Kaltim Prima Coal (KPC) as its neighbor, KAL energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendly coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter, with prices varying from $30.00 to $60.00 plus per ton.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.